Exhibit 10.3

Service Agreement

Contents:
1	Date of employment and duties	3
2	Additional duties during the employment	3
3	Remuneration	4
4	Pension	4
5	Bonus	4
6	Share related incentive schemes	4
7	Other benefits	5
8	Entertainment and travel expenses	5
9	Holidays	5
10	Sickness and death	5
11	Confidentiality, duty of loyalty, and return of materials	6
12	Intellectual property rights	6
13	Information security	6
14	Termination	7
15	Miscellaneous	8
16	Choice of law and venue	8

This Service Agreement is entered into between

Egalet Corporation

101 Lindenwood Drive

Suite 225

Malvern, PA 19355

Delaware, USA

(“the Company”)

and

Karsten Lindhardt

Slettehavevej 77

4690 Haslev

(“the VP”)

1                                                Date and place of employment and duties

1.1                                      With effect from the date on which the Company consummates an initial public offering of its common stock, the VP shall be employed as the Company’s Senior Vice President of Research and Development.  The VP reports to the CEO of the Company and shall perform such duties as the CEO or his designee shall determine, consistent with his position as the Company’s Vice President of R&D.  Notwithstanding anything herein to the contrary, this Service Agreement shall be null and void ab initio if the Company does not consummate an initial public offering of its common stock within six months following the date of this Service Agreement or such earlier date as the Company may determine in its sole discretion.

1.2                                      As part of his duties as Vice President, the VP shall serve as branch manager of Egalet Danmark, filial af Egalet Limited, England (“the Branch”) and be registered as such with the Danish Business Authority. The VP is  responsible for the daily management of the Branch.

1.3                                      The VP is entitled to sign on behalf of the Branch in matters concerning the day-to-day operations of the Branch, subject to the restrictions in this Service Agreement.

1.4                                      The VP’s principal place of employment shall be the Branch, subject to such travel as is required for the performance of his duties hereunder.

2                                                Additional duties during the employment

2.1                                      The VP is obliged to use the VP’s full working capacity in the service of the Company and its affiliates (the “Egalet Group”). The ordinary weekly working hours are 37 hours, including lunch break. The daily working hours are flexible, but the VP is expected to be present from 9 am to 3 pm.  The VP is employed on an all-inclusive salary and is thus obliged to undertake overtime work. The VP is not entitled to overtime pay or standby allowance, just as the VP is not entitled to take time off in lieu of overtime.

2.2                                      The VP must not without the prior written consent from the Company engage in any other work, whether remunerated or not.

2.3                                      During the employment, the VP must not have any interests in any other business activity, directly or indirectly, without the prior written consent from the Company. However, the VP is entitled to make normal capital investments in assets, which are usually the subject of such investment, and which do not include personal working efforts of any kind and/or decisive influence.

2.4                                      The VP shall inform the CEO of the Company of any material personal financial problems that may result in the VP not being able to honour the VP’s debts when due.

3                                                Remuneration

3.1                                      The annual gross salary amounts to DKK 1,229,985 to be paid with 1/12 monthly in arrear not later than on the last business day of each month to an account designated by the VP.

3.2                                      The gross salary is subject to a review once a year in December, and for the first time in December 2014. Any regulation of the gross salary will be effective from January the following year.

4                                               Pension

4.1                                      The Company shall pay an amount corresponding to ten per cent of the VP’s gross salary, see clause 3.1, to a defined contribution Danish pension scheme for the benefit of the VP in addition to the gross salary, see clause 3.1. The VP shall contribute five per cent of the gross salary, see clause 3.1, to such pension scheme.

5                                                Bonus

5.1                                      The VP is part of a bonus scheme. Bonus targets and terms are determined at the discretion of the Board of the Company from year to year. Any bonus shall be paid no later than March 31 of the year following the year to which the bonus relates.  The VP shall have an annual target bonus opportunity up to 30 percent of the annual gross salary, see clause 3.1.

5.2                                      Bonus amounts do not generate other salary payments.

6                                                Share related incentive schemes

6.1                                      Immediately prior to the initial public offering of the Company’s common stock, the Company shall grant to the VP, pursuant to the terms and conditions of the Company’s 2013 Stock-Based Incentive Compensation Plan and the applicable award agreement, 116,000 restricted shares of the Company’s common stock that will vest, subject to the VP’s continuous service with the Company, on the third anniversary of the grant date, subject to accelerated vesting upon a “change in control” (as defined in Section 14.2) and pro-rata vesting upon a termination of the VP’s employment as may be required by law.  For the avoidance of doubt, your participation in the Company’s carve-out bonus program shall terminate immediately upon the grant of such restricted shares and you shall not be entitled to a bonus under the carve-put bonus program in connection with such initial public offering.

7                                                Other benefits

7.1                                      The Company will provide a laptop with accompanying printer at the disposal of the VP as a working tool. The Company will pay all the VP’s expenses for mobile telephone and internet connection at the VP’s private address.

7.2                                      Upon the actual termination of the employment — irrespective of cause — the VP must upon request from the Company return the above benefits not later than on the day when the VP’s duty to work ceases. At this time the Company’s payment of mobile telephone and internet connection will also cease. This applies, irrespective of whether the VP receives salary after this date. The VP cannot exercise any lien on the above benefits.

7.3                                      During any remaining part of the notice period the VP will receive a monthly amount corresponding to the actual tax value of the above benefits.

7.4                                      Any tax consequences to the VP arising out of the above benefits are of no concern to the Company.

8                                                Entertainment and travel expenses

8.1                                     The VP’s reasonable costs in connection with travel and entertainment in the interest of the Company will be refunded by the Company subject to receipts in accordance with the Company’s guidelines in force from time to time. The VP should account for travel and entertainment expenses as soon as possible after the expenses have been paid.

9                                                Holidays

9.1                                      The VP is entitled to five weeks’ holiday with pay per holiday year plus such additional paid holidays as are determined in accordance with Company policy.

9.2                                      The holiday should be taken subject to agreement with the CEO of the Company.

9.3                                      The Company may from time to time give notice to the effect that holidays are to be taken subject to one month’s written notice. Also, holidays already planned during a notice period must be taken during this period regardless of the duration of the notice period.

10                                         Sickness and death

10.1                               The VP is entitled to receive full salary during periods of sickness.

1.1                                      If, during a period of twelve consecutive months, the VP has received salary during sickness for a total period of 120 days, the Company may terminate the employment giving one month’s notice to expire at the end of a month.

11                                         Confidentiality, duty of loyalty, and return of materials

11.1                               The VP has a duty of confidentiality with respect to everything that the VP may learn in connection with the performance of the VP’s duties. The duty of confidentiality shall continue to apply after expiry of the employment.

11.2                               During the period of employment — including during a notice period — the VP is obliged to observe a duty of loyalty towards the Company. This includes inter alia but not exhaustively:

•                  that the VP is not entitled to commence any activities or, directly or indirectly, be engaged in any activities which directly or indirectly compete with the Company’s activities, and

•                  that during the employment the VP must not be commercially engaged in the customers’ activities and interests in any other way than required for the performance of the VP’s duties.

11.3                               Failure to observe the VP’s duty of confidentiality and loyalty may have consequences for the VP’s employment.

11.4                               Upon the actual termination of the employment — irrespective of cause — the VP must return all materials and all assets in the VP’s possession which belong to the Company or relate to the Company’s activities. No lien may be exercised on any materials belonging to the Company.

12                                         Intellectual property rights

12.1                               Without paying separate remuneration, the Company has the exclusive right to exploit any and all intellectual property rights in inventions, productions, production methods, know how, designs, patterns, patents, trademarks or other marks, proprietary rights and other intellectual property rights or assets which the VP may develop or contribute to the development of, and the title and any other exploitation right belongs to the Company without separate remuneration.

12.2                               The VP should immediately inform the Company if the rights referred to in clause 12.1 are or may be expected to be developed completely or partially by the VP.

12.3                              The VP is obliged to sign declarations and permits and carry out all other actions required for the purpose of transfer, assignment, registration or procurement of any such intellectual property rights in the name of the Company.

13                                         Information security

13.1                               The VP is obliged in every respect to observe the Company’s and the Branch’s general and specific directions on information security, including directions concerning use of e-mail and internet. Failure to observe these directions may have consequences for the VP’s employment.

13.2                               To the extent the Company deems it necessary in consideration of the security or the operations of the Company — the VP hereby consents to registration and reading of the VP’s e-mails and control of the VP’s use of the internet by a representative of the Company.

14                                         Termination.

14.1                               The VP’s employment may be terminated by the Company with 12 months’ written notice effective to the end of a month and by the VP with six months’ written notice effective to the end of a month.  Notice of termination must be given in writing not later than on the last day of the month at the expiry of which the notice period commences

14.2                               If the employment is terminated within 24 months following a change in control, the employment may only be terminated by the Company with 24 months’ written notice effective to the end of a month.  For purposes of this Service Agreement, “change in control” means after the effective date of this Service Agreement (but not including the initial public offering of the Company, which shall not be treated as a change in control for purposes of this Agreement), any of the following events: (A) a “person” (as such term in used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13D-3 under the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company (the “Board”) and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (A), (C) or (D) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; (C) the Company merges or consolidates with any other corporation, other than in a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (D) the complete liquidation of the Company or the sale or other disposition of all or substantially all of the Company’s assets; provided that no event shall constitute a change in control hereunder unless such event is also a “change in control event” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended.

14.3                               The employment relationship ceases automatically and without further notice at the expiry of the month in which the VP reaches the age of 70.

14.4                               If the Company or the VP commits a material breach of the obligations of this Service Agreement, the other party is entitled to terminate the Agreement without notice.

15                                         Miscellaneous

15.1                               Any payments made by the Company and/or any notices given by the Company under this Service Agreement shall be considered as payment and/or notice relating to all positions held by the VP, cf. clause 1.1 and 1.1, unless stated otherwise.

15.2                               The VP shall inform the Company of the VP’s current private address.

15.3                               According to the Danish Data Protection Act the VP hereby consents to the passing on of all information which has come into possession of the Company or any group-affiliated companies as part of the employment including general information on salary and pension, incentive schemes, work related contact and identification information and evaluations to group-affiliated companies and/or third parties, within as well as outside the EU, in connection with the possible investment by third party in or purchase of the Company or its assets. If the Company passes on information, a duty of confidentiality will be imposed on the recipient of such information.

15.4                               This Service Agreement replaces all previous agreements concerning the VP’s employment in the Company or any other Egalet Group company or branch.

16                                         Choice of law and venue

16.1                               This Service Agreement is governed by Danish law and any dispute arising in relation to the Service Agreement shall be settled at the venue of the Branch.

This Service Agreement is signed in two identical copies, of which each party receives one.

On behalf of the Company:

Date:	February 11, 2014	Date:	February 11, 2014

/s/ Robert Radie		/s/ Karsten Lindhardt
Robert Radie, President and Chief Executive Officer		Karsten Lindhardt